SEVERANCE AGREEMENT
(Amended and Restated)

THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (“Agreement”) is made and entered into as of January 21, 2008, by and between LUFKIN INDUSTRIES, INC., a Texas corporation (the “Company”) and Mark E. Crews of Spring, Texas (the “Executive”).

WHEREAS, the Company currently employs the Executive as Vice President of the Company; and

WHEREAS, the board of directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to provide certain terms and conditions of the Executive’s employment upon the occurrence of a “Change in Control”, as defined below; and

WHEREAS, the Company and Executive (each a “Party” and collectively, the “Parties”) now wish to amend and restate the original severance agreement from its effective date in order to bring the terms of the arrangement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) within the transition period ending December 31, 2008; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other consideration mutually acknowledged, the Company and the Executive (the “Parties”) agree as follows:

1.              Term.

The term of this Agreement (the “Term”) shall commence on the date first set forth above (the “Start Date”), and shall continue through December 31, 2011; provided, however, that on December 31, 2009 and on each succeeding December 31, the Term shall automatically extend for one calendar year, unless either party gives written notice to the contrary at least sixty (60) days prior to the date the Agreement would otherwise be extended. Notwithstanding the above, if the Executive’s employment terminates for any reason prior to a Change in Control then, except as provided in Section 2(c), this Agreement shall terminate.

2.              Employment.

(a)            If, during the Term, a Change in Control occurs while the Executive is employed by the Company, the Company shall continue to employ the Executive, and the Executive shall remain in employment with the Company, subject to this Agreement, for the period commencing on the Effective Date (as defined below) and ending on the earlier of (A) the second anniversary of such date, or (B) the first day of the month coinciding with or next following the Executive’s “normal retirement age” under the U.S. Social Security Act, as amended from time to time (the “Protection Period”).

(b)            For purposes of this Agreement, the Effective Date shall be the date on which occurs the earliest of the following events, each of which is hereinafter referred to as a “Change in Control”:

(i)             any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an executive benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) together with its “Affiliates” and “Associates”, as such term is defined in Rule 12b-2 of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the Company’s common stock or of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(ii)            during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this definition) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(iii)           the shareholders of the Company approve a merger or consolidation of the Company with any other company other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s then outstanding securities; or

(iv)           the shareholders of the Company adopt a plan of complete liquidation of the Company or approve an agreement for the sale, exchange or disposition by the Company of “all or a significant portion of the Company’s assets,” which for this purpose shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or any subsidiary (including the stock of any subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than 35% of the fair market value of the Company (as hereinafter defined).  For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the outstanding shares of common stock of the Company (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities.  The aggregate market value of the shares of common stock of the Company shall be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the market value per share immediately preceding the Transaction Date or by such other method as the Board shall reasonably determine is appropriate.  The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of common stock of the Company or by such other method as the Board shall reasonably determine is appropriate.

(c)            If within one year prior to the date on which a Change in Control occurs, the Executive’s employment with the Company is terminated by the Company other than for Cause or by the Executive in a way which if occurring after a Change in Control would constitute Good Reason (as defined in Section 4.4(b) of this Agreement), and it is reasonably demonstrated that such termination or effect (1) was at the request of a third party who had taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control, then both the Change in Control and the Effective Date shall be deemed to have occurred on the date immediately prior to such termination of employment and the Executive’s rights shall be as determined under Section 4.4 below on such basis.

3.              Terms of Employment.

(a)            Position and Duties.

(i)             During the Protection Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date, or any office or location less than thirty-five (35) miles from such location.

(ii)            During the Protection Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Protection Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an executive of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto), subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)            Compensation.

(i)             Base Salary.  During the Protection Period, the Executive shall receive a base salary (“Base Salary”) at a monthly rate (payable not less frequently than monthly) at least equal to the highest monthly base salary paid or payable to the Executive by the Company during the thirty-six month period immediately preceding the month in which the Effective Date occurs.  During the Protection Period, the Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary awarded in the ordinary course of business to other key executives of the Company and its subsidiaries.  Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Base Salary shall not be reduced after any such increase.

(ii)            Annual Bonus.  In addition to Base Salary, the Executive shall be awarded, for each fiscal year during the Protection Period, an annual bonus (an “Annual Bonus”) in cash at least equal to the highest bonus payable to the Executive from the Company and its subsidiaries in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs.  The Annual Bonus for each fiscal year during the Protection Period shall be paid in the form of a lump sum cash payment on the last day of the fiscal year to which the Annual Bonus relates; provided, however, if calculation of the amount of the Annual Bonus by the last day of the fiscal year is not administratively practicable due to events beyond the control of the Company, such Annual Bonus shall be paid during the first taxable year of the Executive in which calculation is administratively practicable.

(iii)           Incentive, Savings and Retirement Plans.  In addition to Base Salary and Annual Bonus payable as hereinafter provided, the Executive shall be entitled to participate during the Protection Period in all incentive, savings and retirement plans, practices, policies and programs applicable to other key executives of the Company and its subsidiaries, and in each case, providing benefits which are the economic equivalent to those currently in effect or as subsequently amended.  Such plans, practices, policies and programs, in the aggregate, shall provide the Executive with compensation, benefits and reward opportunities at least as favorable as the most favorable of such compensation, benefits and reward opportunities provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives of the Company and its subsidiaries.

(iv)           Welfare Benefit Plans.  During the Protection Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its subsidiaries, at least as favorable as the most favorable of such plans, practices, policies and programs in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter with respect to other key executives of the Company and its subsidiaries.

(v)            Expenses.  During the Protection Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the Company and its subsidiaries.

(vi)           Fringe Benefits.  During the Protection Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the Company and its subsidiaries.

(vii)          Office and Support Staff.  During the Protection Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its subsidiaries at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time thereafter with respect to other key executives of the Company and its subsidiaries.

(viii)         Vacation.  During the Protection Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its subsidiaries as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the Company and its subsidiaries.

4.              Termination of Employment.

The Executive’s employment is subject to termination during the Protection Period only as provided in this Section 4.  The provisions of this Section 4 are subject to, among others, the provisions of Section 22 of this Agreement.

4.1            Death or Disability.

(a)            In General.  If the Executive’s employment is terminated due to his death or total disability, as determined under the Company’s applicable long-term disability plan, this Agreement shall terminate without further obligation under this Agreement to the Executive or, in the case of the Executive’s death, to the Executive’s legal representatives, other than those obligations accrued or earned and vested (if applicable) by the Executive as of the date of termination of employment (the “Termination Date”), including, for this purpose the Executive’s (i) Accrued Base Salary, (ii) Accrued Annual Bonus, (iii) Accrued Vacation Pay, and (iv) Other Vested Benefits (all of which terms are defined below) (collectively, “Accrued Obligations”).  All such Accrued Obligations, excluding Other Vested Benefits, shall be paid to the Executive or, in the event of the Executive’s death, to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Termination Date.  All Other Vested Benefits shall be paid in accordance with the terms of the plan or arrangement defining Executive’s rights therein without any change or modification by this Agreement.  Anything in this Agreement to the contrary notwithstanding, the Executive, or the Executive’s family as appropriate, shall be entitled to receive welfare and other benefits (in addition to the Accrued Obligations) at least equal to the most favorable benefits provided by the Company and any of its subsidiaries under all plans, programs, practices and policies relating to disability or family death benefits, as applicable, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect on the date of the Executive’s disability or death with respect to other key executives of the Company and its subsidiaries and their families.

(b)            Certain Terms.  For purposes of this Agreement:

(i)             “Accrued Base Salary” means the Executive’s accrued and unpaid Base Salary through the Termination Date determined at the Highest Base Salary Rate.

(ii)            “Accrued Annual Bonus” means the product of (A) the Annual Bonus, if any, paid to the Executive for the last full fiscal year preceding the Termination Date, and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365.

(iii)           “Accrued Vacation Pay” means an amount equal to the value of the Executive’s accrued and unused paid vacation leave through the Termination Date determined at the Highest Base Salary Rate.

(iv)           “Highest Base Salary Rate” means the highest annual rate of Base Salary in effect at any time during the period beginning 90 days prior to the Effective Date and ending with the Termination Date.

(v)            “Other Vested Benefits” means Executive’s accrued and vested rights to any nonqualified deferred compensation (including all interest and earnings, as applicable) previously unpaid.

4.2            Termination by the Company for Cause.

If the Company terminates the Executive’s employment for Cause (as defined below), the Executive shall be entitled under this Agreement only to payment of his Accrued Base Salary, which amount shall be paid in a lump sum in cash within thirty (30) days of the Termination Date.  Any other benefits to which Executive and/or his dependents or beneficiaries are entitled shall be determined in accordance with the plans, programs, practices and policies of the Company and applicable law.

For purposes of this Agreement, the term “Cause” shall mean:

(i)             an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company;

(ii)            repeated violations by the Executive of the Executive’s obligations under Section 3 of this Agreement which are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or

(iii)           the conviction of the Executive of, or plea of nolo contendere by the Executive to, a felony.

The Executive must be notified in writing of any termination of his employment for Cause, which writing shall set forth in reasonable detail the facts and circumstances relied upon therefor.  The Executive will then have the right, within ten days of receipt of such notice, to file a written request for review.  In such case, the Executive will be given the opportunity to be heard, personally or by counsel, by the members of the Board who are not then executives of the Company (the “Independent Directors”) and a majority of the Independent Directors must thereafter confirm that such termination is for Cause.  If the Independent Directors do not provide such confirmation, the termination shall be treated as a termination by the Company without Cause.

4.3            Termination by the Executive.

The Executive may terminate his employment at any time, in which case, except as otherwise provided in Sections 4.4 and 4.5 below, the Executive shall be entitled only to his Accrued Obligations as of the Termination Date.  The Accrued Obligations, excluding Other Vested Benefits, shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Termination Date.  All Other Vested Benefits shall be paid in accordance with the terms of the plan or arrangement defining Executive’s rights therein without any change or modification by this Agreement.  Any other benefits to which Executive and/or his dependents or beneficiaries are entitled shall be determined in accordance with the plans, programs, practices and policies of the Company and applicable law.

4.4	Termination of the Executive for Good Reason; Termination by the Company without Cause.

(a)            In General.  In the event the Executive’s employment is terminated during the Protection Period (i) by the Executive for Good Reason (as defined below), or (ii) by the Company without Cause, then:

(i)             the Company shall pay to the Executive in a lump sum in cash within thirty (30) days after the Termination Date the aggregate of the following amounts:

A.             the Executive’s Accrued Base Salary;

B.             the product of (x) the Annual Bonus paid to the Executive for the last full fiscal year (if any) ending during the Protection Period or, if higher, the Annual Bonus paid to the Executive for the last full fiscal year prior to the Effective Date (as applicable, the “Recent Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365; and

C.             the product of (x) 2.00 and (y) the sum of (i) the Highest Base Salary and (ii) the Recent Bonus;

(ii)            Other Vested Benefits, if any, shall be paid in accordance with the terms of the plan or arrangement defining Executive’s rights therein without any change or modification by this Agreement.  Any other benefits to which Executive and/or his dependents or beneficiaries are entitled shall be determined in accordance with the plans, programs, practices and policies of the Company and applicable law;

(iii)           the Company shall pay to the Executive in cash within thirty (30) days after the Termination Date a lump sum retirement benefit equal to the difference between (a) the actuarial equivalent of the benefit the Executive would receive under all retirement plans if he remained employed by the Company at the compensation level provided for in Section 3 of this Agreement (and continued to vest in such benefits) for the remainder of the Protection Period, and (b) the actuarial equivalent of his benefit, if any, actually accrued and vested under the Company’s plans; and

(iv)           for the remainder of the Protection Period, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies as described in Section 3 of this Agreement if the Executive’s employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the Effective Date, or, if more favorable to the Executive, as in effect at any time thereafter with respect to other key executives of the Company and its subsidiaries and their families.  For purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Protection Period, to have retired on the last day of such period and to have satisfied all conditions for eligibility for all such retiree benefits.

(b)            Good Reason.  For purposes of this Agreement, Good Reason means any one of the following shall have occurred and not been corrected within ten (10) days following written notice to the Company:

(i)             the Executive reports to someone other than the chief executive officer of the Company;

(ii)            the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company or any affiliate which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)           any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iv)           the Company’s requiring the Executive to be based at any office or location other than that described in Section 3 hereof, except for travel reasonably required in the performance of the Executive’s responsibilities;

(v)           any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(vi)           any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.

For purposes of this Section 4.4(b), any good faith determination of “Good Reason” made by the Executive shall be final and binding upon the Parties.

(c)            Termination Under Section 2(c).  If this Section 4.4 applies to a termination of the Executive’s employment by virtue of the provisions of Section 2(c), the lump sum amounts described in Section 4.4(a)(i) and (iii) shall not be paid at the times prescribed above, but instead shall be paid as follows:

(i)             If the Change in Control that invokes Sections 2(c) and 4.4 constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-1(i)(5), the lump sum amounts described in Section 4.4(a)(i) and (iii) shall be paid at the time of such Change in Control, subject to Section 22.

(ii)            In all other cases, the lump sum amounts described in Section 4.4(a)(i) and (iii) shall be paid during the 30-day period beginning on the first anniversary of the Termination Date.

4.5	Termination by the Executive Following the First Anniversary of the Protection Period.

In the event that the Executive remains in the employ of the Company on the first day of the month coinciding with or next following the first anniversary of the Effective Date (the “Anniversary Date”), then the Executive may elect the provisions of this Section 4.5 by delivering a notice of termination within the period commencing on the Anniversary Date and ending thirty (30) days after the Anniversary Date (the “Window Period”), resigning as a director if applicable, and officer, and terminating his employment.  If the Company receives such notice of termination from the Executive within the Window Period, then the Executive shall be entitled to the same compensation, benefits and other remuneration as described in Section 4.4 applicable to a termination by the Company without Cause.

5.              Confidential Information.

The Executive shall not, at any time, except in good faith in the performance of his duties for the Company, divulge any trade secrets or other proprietary or confidential information concerning the accounts, business or affairs of the Company, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge other than by acts of the Executive in violation of this Agreement (except such information as is required by law or legal process to be divulged, in which case he shall give the Company prompt notice of such required disclosure and use his reasonable best efforts, in cooperation with the Company, to defend against any such required disclosure).  However, in no event shall an asserted violation of the provisions of this Section 5 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

6.              Indemnification.

6.1            If at any time the Executive is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, the Company shall indemnify the Executive and hold him harmless against reasonable expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by him in connection with such action, suit or proceeding to the full extent permitted by law.

6.2            Expenses (including attorneys’ fees) incurred by the Executive in appearing at, participating in, or defending any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, shall be paid by the Company at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the Executive to repay such amounts if it shall ultimately be determined that he is not entitled to be indemnified.

6.3            All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(i)             The Executive (a) shall promptly notify the Company of any third-party claim or claims asserted against him (“Third Party Claim”) that could give rise to a right of indemnification under this Agreement and (b) shall transmit to the Company a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of his request for indemnification under this Agreement.

(ii)            Within thirty (30) days after receipt of any Claim Notice (“Election Period”), the Company shall notify the Executive (a) whether the Company disputes its potential liability to the Executive under this Section 6 with respect to such Third Party Claim and (b) whether the Company desires, at its sole cost and expense, to defend the Executive against such Third Party Claim by any appropriate proceedings, which proceedings shall be prosecuted diligently by the Company to a final conclusion or settled at the discretion of the Company in accordance with this subsection 6.3(ii).  The Company shall have full control of such defense and proceedings, including any compromise or settlement thereof.  The Executive is hereby authorized, at the Company’s sole cost and expense (but only if he is actually entitled to indemnification hereunder or if the Company assumes the defense with respect to the Third Party claim), to file, during the Election Period, any motion, answer or other pleadings which he shall deem necessary or appropriate to protect his interests or those of the Company and not prejudicial to the Company.  If requested by the Company, the Executive agrees, at the Company’s sole cost and expense, to cooperate with the Company and its counsel in contesting any Third Party Claim that the Company elects to contest, including without limitation, through the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person.  The Executive may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Company pursuant to this Section 6.3 and the Company shall bear his costs and expenses with respect to such participation.

(iii)           If the Company fails to notify the Executive within the Election Period that the Company elects to defend the Executive pursuant to subsection 6.3(ii), or if the Company elects to defend the Executive pursuant to subsection 6.3(ii) but fails to diligently and promptly prosecute or settle the Third Party Claim, then the Executive shall have the right to defend, at the sole cost and expense of the Company, the Third Party Claim.  The Executive shall have full control of such defense and proceedings; provided, however, that the Executive may not enter into, without the Company’s consent, which shall not be unreasonably withheld, any compromise or settlement of such Third Party Claim. Notwithstanding the foregoing, if the Company has delivered a written notice to the Executive to the effect that the Company disputes its potential liability to the Executive under this Section 6, and if such dispute is resolved in favor of the Company by final, nonappealable order of a court of competent jurisdiction, the Company shall not be required to bear the costs and expenses of the Executive’s defense pursuant to this Section 6 or of the Company’s participation therein at the Executive’s request, and the Executive shall reimburse the Company promptly in full for all costs and expenses of such litigation.  The Company may participate in, but not control, any defense or settlement controlled by the Executive pursuant to this Section 6.3(iii), and the Company shall bear its own costs and expenses with respect to such participation.

(iv)           The indemnification provided by this Section 6 shall apply whether or not the negligence of a party is alleged or proved.

6.4            To the extent that the Company’s obligations under this Section 6 fail to qualify under the exception from deferred compensation under Treas. Reg. §1.409A-1(b)(10), then those obligations failing to so qualify shall instead become the obligations to reimburse the Executive for the costs, expenses and other amounts described in this Section 6 and/or incurred by Executive, subject to the limitations and requirements of Section 22(iii) of this Agreement.

7.              Non-exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its subsidiaries at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program.

8.              Full Settlement.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.  The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

9.              Certain Additional Payments by the Company.

9.1            If any payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan or agreement with the Company, any person whose actions results in a Change in Control or any person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment, the “Total Payments”) are determined to result in the imposition of excise tax under section 4999 of the Code or any similar excise tax under the Code or under state or local statute (the “Excise Tax”), the Company shall pay Executive an additional amount (such amount in the aggregate, the “Gross-Up Amount,” and each payment thereof, or all such payments together, the “Gross-Up Payment”) intended to compensate or reimburse Executive for the Excise Tax resulting from the Total Payments and for the federal, state and local income tax, employment tax and Excise Tax on the Gross-Up Payment.  The purpose of this subsection 9.1 is to place Executive in the same economic position Executive would have been in had the Total Payments not been subject to the Excise Tax.  For theses purposes:

(i)             the Total Payments, which will consist of those amounts as constituting “parachute payments” (within the meaning of section 280G(b)(2) of the Code after giving effect to Section 280G(b)(4)(A));

(ii)            the value of any non-cash benefits or any deferred payment or benefit to be taken into account in determining the Total Payments;

(iii)           the amount of the Total Payments to be treated as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code, all reductions thereof for amounts representing “reasonable compensation for personal services” (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” (within the meaning of Section 280G(b)(3) of the Code) allocable to such “reasonable compensation for personal services” and all reductions by or for all such other amounts as are not subject to the Excise Tax;

(iv)           the amount of the Excise Tax; and

(v)            the Gross-Up Amount and each Gross-Up Payment with respect thereto (which in the aggregate, shall equal the Gross-Up Amount),

shall be determined by the accounting firm which was the Company’s independent auditor immediately prior to the Change in Control (the “Auditor”) which determinations shall be subject to approval by written legal opinion (which may be subject to and reflect assumptions, exceptions and standards of certainly normal and reasonable for legal opinions of this type) of tax counsel (the “Tax Counsel”) selected by the Auditor and approved by the Executive as acceptable, which approval of Tax Counsel by the Executive shall be timely and not unreasonably withheld.

9.2            A Gross-Up Payment shall be paid by the Company to the Executive (or for the Executive, if and to the extent the Gross-Up Payment is determined to be subject to tax withholding), by no later than the earlier of (i) each date as of which Excise Tax under Section 4999 of the Code is paid or is payable, whichever comes first; and (ii) each date as of which any portion of the Total Payments resulting in the Excise Tax are paid or otherwise provided (excluding dates, but not the amounts of, Total Payments paid or provided other than on, as of or properly with respect to, an event or time that constitutes a permissible payment event under Treas. Reg. §1.409A-3) so as to then become properly includable in Executive’s gross income for federal income tax purposes; provided, however, that notwithstanding any contrary provision hereof (other than Section 22, if applicable), if and to the extent that any amount owed hereunder by the Company to the Executive constitutes a “reimbursement of expenses” within the meaning of Treas. Reg. §1.409A-3(i)(1)(iv) or a “tax gross-up payment” within the meaning of Treas. Reg. §1.409A-3(i)(1)(v), such amounts shall be paid by no later than the end of the Executive’s taxable year following the taxable year in which the amount being reimbursed was paid.

9.3            As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the Gross-Up Amount and the aggregate of all Gross-Up Payments made as of any point in time as determined by the Auditor to be due to (or on behalf of) the Executive will be lower than the Gross-Up Amount actually due (“Underpayment”).  In the event that the Executive thereafter is required to make a payment of any additional Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to or for the benefit of the Executive as an additional Gross-Up Payment, which shall be paid to or for the Executive (as applicable) on the date the Excise Tax is paid or payable by the Executive (whichever comes first), or as soon thereafter as the calculation of the amount of such additional Gross-Up Payment shall be administratively practicable, but in all events, no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

9.4            In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Amount and the Gross-Up Payments paid, the Executive shall repay to the Company, within ten (10) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment benefit being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes), plus interest on the amount of such repayment at 120 percent of the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment, the existence or amount of, which cannot be determined at the time of the payment of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined, but no later than the end of the calendar year following the calendar year in which the taxes related to the additional Gross-Up Payment and other amounts are remitted.

9.5            If the Executive duly reports Total Payments for purposes of the Excise Tax in a proper and timely manner in accordance with the information, if any, as reported to the Executive by the Company on IRS Form W-2, and timely pays the resulting Excise Tax, if any, and incurs any penalty and/or interest attributable to any inaccuracy or delinquency in the Company’s reporting to the Executive of the Total Payments for Excise Tax purposes, the Company shall reimburse the Executive for all such penalty and interest on the date(s) such amounts are paid by the Executive, or within 10 days thereafter.  In addition, at the time of each such reimbursement of penalty and interest, the Company shall simultaneously pay the Executive a “tax gross-up payment” within the meaning of Treas. Reg. §1.409A-3(i)(1)(v) to reimburse or compensate the Executive for all of the federal, state and local income tax, employment tax and Excise Tax on the reimbursement and on the tax gross-up payment itself.  The amount of such tax-gross up payment shall be determined in the same manner as prescribed above for the determination of the Gross-Up Amount and the Gross-Up Payments on Excise Tax.

9.6            Executive and the Company shall each reasonably cooperate with the other relative to any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

10.            Successors.

(a)            This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11.            Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

12.            Effect of Severance Agreement.

This Agreement contains the entire agreement between the Parties concerning the rights and obligations of the Executive upon a Change in Control and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto.

13.            Amendments and Waivers.

This Agreement may not be modified or amended except by a writing signed by both Parties.  A Party may waive compliance by the other Party with any term or provision of this Agreement, or any part thereof, provided that the term or provision, or part thereof, is for the benefit of the waiving Party.  Any waiver shall be limited to the facts or circumstances giving rise to the noncompliance and shall not be deemed either a general waiver or modification with respect to the term or provision, or part thereof, being waived, or as to any other term or provision of this Agreement, nor shall it be deemed a waiver of compliance with respect to any other facts or circumstances then or thereafter occurring.

14.            Mediation and Legal Actions.

If a dispute arises out of or related to this Agreement or its breach and if the dispute cannot be settled through direct discussions, then the Company and the Executive agree first to endeavor to settle the dispute in an amicable manner by mediation, under the applicable provisions of Sec. 154.001 et seq. Texas Civil Practices & Remedies Code, as supplemented by the mediation rules of the American Arbitration Association, before having recourse to any other proceeding or forum.  If any Party to this Agreement brings legal action to enforce the terms of this Agreement against another Party to this Agreement and prevails in such legal action, the other Party, in addition to the remedy or relief obtained in such legal action, shall be liable for the expenses incurred by the successful Party in such legal action, including costs of court and the fees and expenses of counsel.

15.            Notices.

Any notice given hereunder shall be in writing and shall be deemed given when delivered personally or by courier, or five days after being mailed, certified or registered mail, duly addressed to the Party concerned at the address indicated below or at such other address as such Party may subsequently provide:

To the Company:	Lufkin Industries, Inc.
601 South Raguet
Lufkin, Texas 75901
Attn: Secretary

To the Executive:	Mark E. Crews
16610 Fern Rock Falls Ct.
Spring, TX 77379

16.            Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

17.            Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18.            References.

References in this Agreement to the Executive shall be deemed to refer to his legal representative or, where appropriate, to his beneficiary or beneficiaries in the event of the Executive’s death or a judicial determination of his incompetence.

19.            Governing Law.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without reference to the principles of conflicts of law.

20.            Headings.

The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.            Counterparts.

This Agreement may be executed in one or  more counterparts.

22.            Compliance with Code Section 409A.

This Agreement is intended to comply with the requirements of Section 409A of the Code and, as a result, this Agreement shall be construed, interpreted and operated in a manner that will ensure such compliance.  Without limiting the scope of the preceding provisions of this Section 22, the following provisions shall apply:

(i)             All references in this Agreement to the termination of Executive’s employment with Company shall mean and shall be deemed to occur if and when a termination of employment that constitutes a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder has occurred.

(ii)            To the extent that Executive is a specified employee, as defined in Treas. Reg. §1.409A-1(i), and any stock of the Company or of any affiliate is publicly traded on an established securities market or otherwise, no payment or benefit that is subject to Section 409A of the Code (including payments and benefits subject to other provisions of this Section 22) shall be made under this Agreement on account of the Executive’s separation from service with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, before the date that is the first day of the month that occurs six months after the date of Executive’s separation from service (or, if earlier, the date of death of Executive or any other date permitted under Section 409A of the Code).  The foregoing delay shall not apply to any payment or benefit hereunder if and to the extent such payment or benefit constitutes, pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), separation pay payable or to be provided only upon an involuntary separation from service, does not exceed two times the lesser of the Executive’s annual Salary at the rate then in effect or the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code in the year in which the Executive has a separation from service, and is paid no later than the last day of the second year following the year in which the involuntary separation from service occurs.  In addition, any noncash benefit to be provided under this Agreement that is described in, and subject to the delay of, the first sentence of this Section 22(ii), such benefit shall be made available to the Executive during that six month period, but only upon the full and timely payment in cash by Executive to the Company of the fair and arms’ length value of such benefit, which payments shall be reimbursed by the Company to the Executive after the delay described above and otherwise in accordance with Section 22(iii).

(iii)           To the extent that any amount or benefit hereunder is includable in gross income for federal income tax purposes and constitutes or is treated hereunder as a reimbursement or in-kind benefit received or to be received by Executive, such reimbursement or in-kind benefit shall be administered consistent with the following additional requirements as set forth in Treas. Reg. §1.409A-3(i)(1)(iv):  (1) Executive’s eligibility for or receipt of benefits or reimbursements in one year will not affect Executive’s eligibility for or the amount of benefits or reimbursements in any other year, (2) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred, (3) Executive’s right to benefits or reimbursement is not subject to liquidation or exchange for another benefit, and (4) the right to reimbursement of expenses incurred or to the provision of benefits in kind shall terminate ten (10) years from the Executive’s termination of employment.

(iv)           To the extent that any payment or benefit to be received by Executive hereunder is to be offset hereunder, such offset may occur only if it would not result in an impermissible acceleration under Section 409A of the Code.

(v)            To the extent that any benefit in kind or coverages to be provided under this Agreement either cannot be provided without contravening the requirements of applicable law because the Executive has ceased to be employed by the Company, or would subject the Executive to additional income taxes under Section 409A of Code, the Company shall not provide such benefit in kind or coverage, but shall in lieu thereof pay an amount equal to the Company’s cost (determined as of the date on which Executive’s coverage terminated) of providing such benefit for the period such benefit or coverage was otherwise required under this Agreement, and such amount shall be payable in equal, periodic installments at the same regular intervals at which Executive’s Salary would be payable under the normal Company’s payroll practices and procedures commencing with the first payroll date on or immediately after the Executive’s benefit in kind or coverage terminates.

(vi)           Each right to benefits in kind over a period of time that would be treated as a series of installment payments, and/or each right to payments in respect of such benefits and Section 22(v), shall at all times be treated as a right to a series of separate payments.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

LUFKIN INDUSTRIES, INC.

By:	/s/ John F. Glick

/s/ Mark Crews
Mark E. Crews